Exhibit 99.1
COREL CORPORATION
NOTICE OF ANNUAL MEETING
AND MANAGEMENT INFORMATION CIRCULAR
May 5, 2009

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	1

SOLICITATION OF PROXIES AND VOTING INSTRUCTIONS	1

Solicitation of Proxies	1
Registered Owners	1
Non-Registered Owners	2

VOTING SHARES	3

PRINCIPAL HOLDERS OF VOTING SECURITIES	4

MATTERS TO BE CONSIDERED AT THE MEETING	4

Financial Statements	4
Election of Directors	4
Appointment of Auditors	6

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	6

Compensation of Directors and Executive Officers	6
Compensation of Executive Officers	7
Share Option and Other Compensation Plans	8
Material Terms and Conditions of Employment Agreements	15
Composition of the Compensation Committee	16
Report on Executive Compensation	16

PERFORMANCE GRAPHS	18

INDEBTEDNESS	18

SECURITY-BASED COMPENSATION ARRANGEMENTS	19

AUDIT COMMITTEE	19

STATEMENT OF CORPORATE GOVERNANCE PRACTICES	19

Board of Directors	19
Mandate of the Board of Directors	21
Position Descriptions	22
Orientation and Education	22
Code of Business Conduct and Ethics	22
Selection of Board Candidates	23
Compensation	23
Assessments	23

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	23

Relationship with Vector Capital	23
Strategic Initiative	24

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING	24

ADDITIONAL INFORMATION	24

DIRECTORS’ APPROVAL	25

SCHEDULE A	A-1

COREL CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
          NOTICE IS HEREBY GIVEN that the annual meeting (the “Meeting”) of shareholders (“Shareholders”) of Corel Corporation (the “Corporation”) will be held at 10:00 a.m. Eastern on the 5th day of May, 2009 at the Holiday Inn Select, 101 Kanata Avenue, Kanata, Ontario, K2T 1E6, for the following purposes:
1.	to receive the financial statements of the Corporation for the fiscal year ended November 30, 2008 together with the report of the auditors on those financial statements;

2.	to elect directors of the Corporation (the “Directors”) for the ensuing year;

3.	to appoint the auditors and authorize the Directors to fix the remuneration of the auditors for the ensuing year; and

4.	to transact such other business as may properly come before the Meeting or any reconvened meeting following an adjournment.
The accompanying management information circular of the Corporation provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this notice.
DATED at Ottawa, Ontario this 31st day of March, 2009.
By Order of the Board of Directors

By:	(signed) “Alexander Slusky”
Director

If you are a Shareholder and you are not able to attend the Meeting in person, please exercise your right to vote either by (i) signing and returning the enclosed form of proxy to CIBC Mellon Trust Company, Attn: Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1, so as to arrive not later than the close of business on May 1, 2009 or, if the Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) prior to the commencement of the reconvened meeting, or (ii) completing the request for voting instructions in accordance with the directions provided.

COREL CORPORATION
MANAGEMENT INFORMATION CIRCULAR
DATED MARCH 31, 2009
SOLICITATION OF PROXIES AND VOTING INSTRUCTIONS
Solicitation of Proxies
          The information contained in this management information circular (the “Information Circular”) is furnished in connection with the solicitation of proxies from registered owners of common shares (“Shares”) of Corel Corporation (the “Corporation”) (and of voting instructions in the case of non-registered owners of Shares) to be used at the annual meeting (the “Meeting”) of shareholders of the Corporation to be held at 10:00 a.m. Eastern on the 5th day of May, 2009 at the Holiday Inn Select, 101 Kanata Avenue, Kanata, Ontario, K2T 1E6, and at any reconvened meeting following one or more adjournments of the Meeting, for the purposes set out in the accompanying notice of meeting (the “Notice of Meeting”). It is expected that the solicitation will be made primarily by mail, but proxies and voting instructions may also be solicited personally by employees of the Corporation. The solicitation of proxies and voting instructions by this Information Circular is being made by or on behalf of management of the Corporation. The total cost of the solicitation of proxies will be borne by the Corporation. The information contained in this Information Circular is given as at March 31, 2009, except where otherwise noted.
Registered Owners
          If you are a registered owner of Shares, you may vote in person at the Meeting or you may appoint another person to represent you as proxyholder and vote your Shares at the Meeting. If you wish to attend the Meeting, do not complete or return the enclosed form of proxy because you will vote in person at the Meeting. Please register with the transfer agent, CIBC Mellon Trust Company (“CIBC Mellon”), when you arrive at the Meeting.
Appointment of Proxies
          If you do not wish to attend the Meeting, you should complete and return the enclosed form of proxy. The individuals named in the form of proxy are representatives of management of the Corporation and are directors and officers of the Corporation or its affiliates. You have the right to appoint someone else to represent you at the Meeting. If you wish to appoint someone else to represent you at the Meeting, insert that other person’s name in the blank space in the form of proxy. The person you appoint to represent you at the Meeting need not be a shareholder of the Corporation.
          To be valid, proxies must be deposited with CIBC Mellon, Attn: Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1, so as to arrive not later than the close of business on May 1, 2009 or, if the Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) prior to the commencement of any reconvened meeting.
Revocation
          If you have submitted a proxy and later wish to revoke it, you can do so by:
A.	completing and signing a form of proxy bearing a later date and depositing it with CIBC Mellon as described above;

B.	depositing a document that is signed by you (or by someone you have properly authorized to act on your behalf) (i) at the registered office of the Corporation at any time up to the last business day preceding the day of the Meeting, or any reconvened meeting following an adjournment, at which the proxy is to be used, or (ii) with the chairperson of the Meeting, prior to the commencement of the Meeting, on the day of the Meeting or any reconvened meeting following an adjournment;
C.	electronically transmitting your revocation in a manner permitted by law, provided that the revocation is received (i) at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any reconvened meeting following an adjournment, at which the proxy is to be used, or (ii) by the chair of the Meeting, prior to the commencement of the Meeting, on the day of the Meeting or any reconvened meeting following an adjournment; or
D.	following any other procedure that is permitted by law.
Voting of Proxies
          In connection with any ballot that may be called for, the management representatives designated in the enclosed form of proxy will vote or withhold from voting your Shares in accordance with the instructions you have indicated on the proxy and, if you specify a choice with respect to any matter to be acted upon, the Shares will be voted accordingly. In the absence of any direction, your Shares will be voted by the management representatives FOR the election of directors and FOR the appointment of the auditors and authorizing the directors to fix their remuneration, as indicated under those headings in this Information Circular.
          The management representatives designated in the enclosed form of proxy have discretionary authority with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters that may properly come before the Meeting. At the date of this Information Circular, the management of the Corporation knew of no such amendments, variations or other matters.
Non-Registered Owners
          If your Shares are registered in the name of a depository (such as CDS Clearing and Depository Services Inc.) or an intermediary (such as a bank, trust company, securities dealer or broker, or trustee or administrator of a self-administered Registered Retirement Savings Plan, Registered Retirement Income Fund, Registered Education Savings Plan or similar plan), you are a non-registered owner.
          Only registered owners of Shares, or the persons they appoint as their proxies, are permitted to attend and vote at the Meeting. If you are a non-registered owner, you are entitled to direct how the Shares beneficially owned by you are to be voted or you may obtain a form of legal proxy that will entitle you to attend and vote at the Meeting.
          In accordance with the Canada Business Corporations Act and Canadian securities laws, the Corporation has distributed copies of the Notice of Meeting, this Information Circular and the 2008 Annual Report of the Corporation (collectively, the “Meeting Materials”) to the intermediaries for onward distribution to non-registered owners who have not waived their right to receive them. Typically, intermediaries will use a service company (such as Broadridge Financial Solutions, Inc.) to forward the Meeting Materials to non-registered owners.

          If you are a non-registered owner and have not waived your right to receive the Meeting Materials, you will receive either a request for voting instructions or a form of proxy with your Meeting Materials. The purpose of these documents is to permit you to direct the voting of the Shares you beneficially own. You should follow the procedures set out below, depending on which type of document you receive.
A.	Request for Voting Instructions.

If you do not wish to attend the Meeting (or have another person attend and vote on your behalf), you should complete, sign and return the enclosed request for voting instructions in accordance with the directions provided. You may revoke your voting instructions at any time by written notice to your intermediary, except that the intermediary is not required to honour the revocation unless it is received at least seven days before the Meeting.

If you wish to attend the Meeting and vote in person (or have another person attend and vote on your behalf), you must complete, sign and return the enclosed request for voting instructions in accordance with the directions provided and a form of proxy will be sent to you giving you (or the other person) the right to attend and vote at the Meeting. You (or the other person) must register with the transfer agent, CIBC Mellon, when you arrive at the Meeting.

or

B.	Form of Proxy.

The form of proxy has been signed by the intermediary (typically by a facsimile, stamped signature) and completed to indicate the number of Shares beneficially owned by you. Otherwise, the form of proxy is incomplete.

If you do not wish to attend the Meeting, you should complete the form of proxy in accordance with the instructions set out in the section titled “Registered Owners” above.

If you wish to attend the Meeting, you must strike out the names of the persons named in the proxy and insert your name in the blank space provided. To be valid, proxies must be deposited with CIBC Mellon, Attn: Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1, not later than the close of business on May 1, 2009 or, if the Meeting is adjourned, 48 hours, (excluding Saturdays, Sundays and holidays) before any reconvened meeting. You must register with the transfer agent, CIBC Mellon, when you arrive at the Meeting.
You should follow the instructions on the document that you have received and contact your intermediary promptly if you need assistance.
VOTING SHARES
          On March 31, 2009, the Corporation had outstanding 25,863,760 Shares. Each shareholder of record at the close of business on March 31, 2009, the record date established for notice of the Meeting, will be entitled to vote on all matters proposed to come before the Meeting on the basis of one vote for each Share held.

PRINCIPAL HOLDERS OF VOTING SECURITIES
          To the knowledge of the directors and officers of the Corporation, the following are the only persons or companies who beneficially own, directly or indirectly, or exercise control or direction over more than 10% of the outstanding Shares of the Corporation:

	Number of Shares Owned or	Percentage of the Class
Name	Controlled	of Shares
Alexander Slusky	17,657,614 (1)	68.27%

(1)	These Shares are held directly or indirectly by Corel Holdings, L.P., a Cayman Islands limited partnership. The sole general partner of Corel Holdings, L.P. is Vector Capital Partners II International Ltd., which is wholly-owned by VCPII International LLC. The managing member of VCPII International LLC is Alexander Slusky. The address for Corel Holdings, L.P. is c/o Vector Capital, One Market Street, Steuart Tower, 23rd Floor, San Francisco, California 94105. Mr. Slusky, a principal of Vector Capital, has voting and investment power over the Shares owned by Vector Capital and therefore beneficially owns the Shares held by Vector Capital. Mr. Slusky, however, disclaims beneficial ownership of these Shares, except to the extent of his pecuniary interest in them. The address for Mr. Slusky is c/o Vector Capital, One Market Street, Steuart Tower, 23rd Floor, San Francisco, California 94105.
MATTERS TO BE CONSIDERED AT THE MEETING
Financial Statements
          The consolidated financial statements of the Corporation for the fiscal year ended November 30, 2008, together with the report of the auditors on those financial statements, are contained in the 2008 Annual Report of the Corporation mailed to shareholders with this Information Circular. These financial statements are also available electronically under the Corporation’s SEDAR profile at www.sedar.com.
Election of Directors
          The number of directors to be elected at the Meeting is five. The management representatives designated in the enclosed form of proxy intend to vote FOR the election as directors of the proposed nominees whose names are set out below. Other than Mr. Tissenbaum, all nominees are now directors and have been directors since the dates indicated below. Management does not contemplate that any of the proposed nominees will be unable to serve as a director but, if that should occur for any reason before the Meeting, the management representatives designated in the enclosed form of proxy reserve the right to vote for another nominee at their discretion. Each director elected will hold office until the next annual meeting of shareholders or until his successor is elected or appointed.

          The Corporation has an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating Committee”). The following table sets out the names of, and certain additional information for, the persons proposed to be nominated for election as directors.

				Ownership or
Name and Province/State	Position with the	Principal	Director	Control Over Voting
and Country of Residence	Corporation	Occupation	Since	Securities (Shares)

Daniel T. Ciporina d Connecticut, U.S.A.	Director	Senior Advisor and Consultant, Canaan Partners	April 2007	0

Steven Cohen[a] [b] [d] Ontario, Canada	Director	Senior Vice President, Corporate Development, Teknion Corporation	January 2006	0

Barry A. Tissenbaum [d] Ontario, Canada	Director	Corporate Director and Consultant, B.A.T. Consulting	—	0

Amish Mehta[b] California, U.S.A.	Director	Partner, Vector Capital	January 2006	0

Alexander Slusky[b] [c] California, U.S.A.	Director	Managing Partner, Vector Capital	August 2003	17,657,614

a	Member of the Audit Committee.

b	Member of the Compensation Committee.

c	Member of the Nominating Committee.

d	Independent director.
Biographies of Directors
          The following are brief profiles of the persons proposed to be nominated for election as directors of the Corporation.
     Daniel T. Ciporin became a member of the Corporation’s Board in April 2007 and is independent from the Corporation. He previously served as Chairman and Chief Executive Officer of Shopping.com from 1999 until its acquisition by eBay in June 2005. Prior to this position, Mr. Ciporin was Senior Vice President of MasterCard International. Prior to MasterCard International, Mr. Ciporin was a management consultant for Mars and Co. and Corporate Value Associates. Mr. Ciporin currently serves on the board of directors at Primedia, a publicly traded company, in addition to serving as a senior advisor and consultant to a variety of high growth private companies and boards. In March 2007, Mr. Ciporin joined Canaan Partners. He has an A.B. from Princeton University and an M.B.A. from the Yale University School of Management.
          Steven Cohen became a member of the Corporation’s Board in January 2006 and is independent from the Corporation. He has served in various capacities at Teknion Corporation since

February 2001 and is currently Teknion Corporation’s Senior Vice President, Corporate Development. He is also a Director and Chairman of the compensation committee of Pele Mountain Resources Inc., a junior exploration company listed on the TSX Venture Exchange. He has a Bachelor of Commerce from McGill University and an M.B.A. from Harvard Business School.
          Barry A. Tissenbaum is currently a corporate director and consultant with B.A.T. Consulting. He is a board member, audit committee chairman and compensation committee member of Universal Energy Group Ltd. and Medworxx Solutions Inc.; a board member, audit committee member and compensation committee member of Northstar Healthcare Inc.; a member of the Investment Review Committee of Faircourt Asset Management Inc.; and an advisory board member of numerous private companies. From 1991 to 2005, Mr. Tissenbaum was a partner at Ernst & Young LLP, where he served as the Director of Retail and Consumer Products from 1996 to 2000 and the Managing Partner of the Toronto Midtown Office from 1991 to 1996. Mr. Tissenbaum obtained his Chartered Accountant designation in Quebec in 1968 and in Ontario in 1974. He is a member of the Canadian Institute of Chartered Accountants and the Institute of Chartered Accountants of Ontario.
          Amish Mehta became a member of the Corporation’s Board in January 2006. He served as the Corporation’s interim President and Chief Executive Officer from November 2003 to June 2005. He has been at Vector Capital since August 2002. He previously served as Chief Executive Officer of CommercialWare from September 1999 to April 2001. Prior to that he worked at General Atlantic Partners from 1997 to 1999 and at McKinsey & Company from 1995 to 1997. He has a B.S. in Chemical Engineering from the University of Pennsylvania, a B.S. in Economics from the Wharton School and an M.B.A. from Harvard Business School.
          Alexander Slusky has been a member of the Corporation’s Board since August 2003 and has served as managing partner of Vector Capital since its inception in 1997. Prior to founding Vector Capital, he led the technology equity practice at Ziff Brothers Investments. Prior to joining Ziff Brothers Investments, he was employed at New Enterprise Associates. Mr. Slusky serves as a director on the boards of several private companies. He has an A.B. in Economics from Harvard University, and an M.B.A. from Harvard Business School. Mr. Slusky was a member of the board of directors of Phase2 Media, Inc. when it filed for reorganization on July 18, 2001 under Chapter 11 of title 11 of the U.S. Bankruptcy Code.
Appointment of Auditors
          The management representatives designated in the enclosed form of proxy intend to vote FOR the reappointment of PricewaterhouseCoopers LLP as auditor of the Corporation to hold office until the next annual meeting of shareholders and to authorize the directors to fix the remuneration of the auditors for the ensuing year. PricewaterhouseCoopers LLP has served as auditor of the Corporation since March 1998.
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation of Directors and Executive Officers
          All dollar amounts ($) referred to in this Information Circular refer to U.S. dollars unless otherwise noted.
          For the fiscal year ended November 30, 2008, the compensation paid to individuals, other than members of management of the Corporation, for acting as a director of the Corporation was $25,000 per year. The chairperson of each Board committee was paid an additional $15,000 for the fiscal year ended November 30, 2008 for acting as chairperson. In addition, each independent director of the Board received compensation for services provided as members of the special committee which evaluated strategic alternatives for the Corporation during fiscal 2008. During their time of service on the special committee, Mr. Giffen received compensation of $180,000, and Mr. Cohen and Mr. Ciporin each received compensation of $60,000. For the 2009 fiscal year, the chairperson of the Audit Committee will be paid a fee of $25,000.
          Each new non-employee director that joins the Board will receive options to purchase 25,000 Shares. The exercise price of all such options shall be equal to the fair market value of those Shares on the date of the grant. These options vest as to 25% on the first anniversary of the date of grant and as to an additional 25% each year thereafter in quarterly installments. Upon the occurrence of a significant event (such as a change in control), as defined under the Equity Incentive Plan, all options or other equity awards held by members of the Board under the Equity Incentive Plan shall immediately vest.
          The Corporation also reimburses directors and officers, respectively, for reasonable out-of-pocket expenses incurred in performing their duties. Directors and officers of the Corporation’s subsidiaries do not receive any additional remuneration for acting in such capacities but will be reimbursed for reasonable out-of-pocket expenses incurred in performing their duties.
Compensation of Executive Officers
          The following table provides information about the compensation earned during the fiscal years ended November 30, 2008, 2007 and 2006 by the Corporation’s Chief Executive Officers, its Chief Financial Officer and its three next most highly compensated executive officers who were serving as executive officers as at November 30, 2008 (the “Named Executive Officers”). For purposes of this table, any salary or bonus paid in a currency other than the United States dollar has been converted to United States dollars based on average exchange rates during the year, and any unpaid bonus payments have been converted based on the exchange rate as at November 30, 2008 which best reflects the rates at which these amounts were paid.
SUMMARY COMPENSATION TABLE

						Long-Term Compensation
						Securities	Units
		Annual Compensation(1)				Underlying	Subject to
Name And	Fiscal			Other Annual		Options	Resale	LTIP	All Other
Principal Position	Year	Salary	Bonus	Compensation		Granted	Restrictions	Payments	Compensation

Kris Hagerman	2008	$336,000	$224,000	—		326,760	—	—	—
Interim Chief Executive Officer

David Dobson	2008	239,634	247,340	—		—	—	—	$194,928 (2)
Former Chief	2007	385,566	323,700	$56,051	(3)	200,000	—	—	—
Executive Officer	2006	376,820	369,284	679,676	(4)	—	—	—	—

Douglas McCollam	2008	249,634	202,602	—		—	—	—	—
Chief Financial	2007	232,269	178,800	—		30,000	—	—	—
Officer	2006	227,000	245,160	—		—	—	—	—

Jeff Hastings	2008	300,000	294,983	—		40,000	—	—	—
President and	2007	92,400	92,400	—		200,000 (5)	—	—	—
General Manager, Digital Media

					Long-Term Compensation
					Securities	Units
		Annual Compensation(1)			Underlying	Subject to
Name And	Fiscal			Other Annual	Options	Resale	LTIP	All Other
Principal Position	Year	Salary	Bonus	Compensation	Granted	Restrictions	Payments	Compensation
Amanda Bedborough(3)	2008	342,025	263,961	—	30,000	—	—	—
Executive VP,	2007	344,972	367,826	—	40,000 (6)	—	—	—
International	2006	305,688	203,254	—	—	—	—	—
Operations

Kevin Thornton	2008	264,000	215,515	—	25,000	—	—	—
Senior Vice President	2007	66,000	44,000	—	40,000	—	—	—
Sales and Marketing, Americas

(1)	Excludes perquisites and other benefits because the aggregate amount of such compensation is less than CDN$50,000 and 10% of the total of the annual salary and bonus for any of the Named Executive Officers for the fiscal year ended November 30, 2008.

(2)	In fiscal 2008, subsequent to his resignation as the Corporation’s Chief Executive Officer, Mr. Dobson received CDN$200,000, or US$194,928, based on the exchange rate at the time, for consulting services that he completed for the special committee which evaluated the Vector Capital purchase offer.

(3)	In fiscal 2007, Mr. Dobson received other annual compensation of $56,051 relating to housing benefits of $35,482, a vehicle allowance of $7,519, and travelling allowances of $13,050 for travel between his primary residence and the Corporation’s corporate head office during fiscal 2007.

(4)	In fiscal 2006, Mr. Dobson received other annual compensation of $252,324 relating to loans forgiven in the Corporation’s fiscal year ended November 30, 2006, and $4,844 for retirement plan payments. In addition, during fiscal 2006, the Corporation repurchased options from Mr. Dobson that were previously granted to him pursuant to the terms of his employment agreement, for an aggregate amount of $427,352, of which half was applied as a repayment against a loan and half to help defray additional expenses incurred in connection with his relocation to Canada.

(5)	These grants include 50,000 restricted share units.

(6)	These grants include 20,000 restricted share units.
Share Option and Other Compensation Plans
     Equity Incentive Plan
          The Equity Incentive Plan was adopted by the Board and approved by the Corporation’s shareholders in February 2006. The Equity Incentive Plan provides for the grant of options to the Corporation’s employees and employees of its subsidiaries, and grants of restricted shares, share appreciation rights, restricted share units, performance share units, deferred share units, phantom shares and other share-based awards to the Corporation’s employees, consultants and directors, and employees, consultants and directors of the Corporation’s subsidiaries and affiliates. Options granted to the Corporation’s U.S. employees may be incentive stock options or non-qualified options for U.S. federal income tax purposes. At the inception of the plan, 2,850,000 Shares were made available for issuance. In each of May 2007 and May 2008, the Board authorized an additional 2,000,000 Shares available for issuance under the Equity Incentive Plan, each of which were subsequently ratified by the Corporation’s shareholders.
          Subject to the terms of the Equity Incentive Plan and of any applicable award agreement, payments or transfers to be made by the Corporation or an affiliate upon the grant, exercise or payment of an award may be made in such form or forms as the Compensation Committee will determine, including, without limitation, cash, Shares, other securities, other awards, or other property, or any combination thereof.
     Share Reserve
          A total of 6,850,000 Shares are currently authorized for issuance under the Equity Incentive Plan (representing 26.48% of the aggregate number of Shares outstanding as at March 31, 2008), of which 612,370 Shares have been issued in connection with granted equity incentives. Of these Shares, no more than 500,000 may be issued upon the exercise of incentive stock options under the Equity Incentive Plan and no more than 700,000 may be issued as restricted shares under the Equity Incentive Plan. The number of Shares issuable pursuant to awards made under the Equity Incentive Plan is 2,602,479 (representing 10.07% of the aggregate number of Shares outstanding as at March 31, 2008). Appropriate adjustments will be made to the number of authorized Shares under the Equity Incentive Plan and to the Shares subject to outstanding awards in the event of any reorganization, recapitalization, share split, dividend or other change in the Corporation’s capital structure in order to account for the changed circumstances.
          Shares subject to awards under the Equity Incentive Plan that lapse, expire, terminate, or are forfeited or settled in cash, and Shares surrendered to the Corporation as payment of an exercise price, withholdings tax, or as part of an award exchange program, will again become available for grants under the Equity Incentive Plan. Shares used to satisfy awards under the Equity Incentive Plan may be authorized and unissued Shares, or Shares acquired by the Corporation on the open market.
          No more than 500,000 Shares may be subject to the total awards granted under the Equity Incentive Plan to any individual participant in a given calendar year.
          The maximum number of securities of the Corporation issuable to insiders at any time under the Equity Incentive Plan and all of the Corporation’s other security based compensation arrangements may not exceed ten percent (10%) of the Corporation’s total issued and outstanding securities, subject to certain adjustments.
          The maximum number of securities of the Corporation issued to insiders within any one year period under the Equity Incentive Plan and all of the Corporation’s other security based compensation arrangements may not exceed ten percent (10%) of the Corporation’s total issued and outstanding Shares, subject to certain adjustments.
     Administration of Awards
          The Board, or a committee of directors appointed by the Board (the “Committee”), will administer the Equity Incentive Plan. The Board or the Committee will include the appropriate number of outside directors with the appropriate qualifications in the case of awards intended to satisfy the independence or other requirements or exceptions under U.S. Internal Revenue Code Section 162(m) for performance-based compensation, Rule 16b-3 under the Securities Exchange Act of 1934, or any applicable exchange or quotation system rules. The Board or the Committee has the power and discretionary authority to determine the terms and conditions of the awards, including the individuals who will receive awards, the term of awards, the exercise price, the number of Shares subject to each award, the limitations or restrictions on vesting and exercisability of awards, the acceleration of vesting or the waiver of forfeiture or other restrictions on awards, the form of consideration payable on exercise, whether awards will be adjusted for dividend equivalents and the timing of grants. The Board or the Committee also has the power to modify, amend or adjust the terms and conditions of outstanding awards, to implement an award exchange program, to create other share-based awards for issuance under the Equity Incentive Plan, to arrange for financing by broker-dealers (including payment by the Corporation of commissions), to establish award exercise procedures (including “cashless exercise”) and to establish procedures for payment of withholding tax obligations with cash or Shares.
     Stock Options
          The Board or the Committee may grant options that are, in the case of U.S. recipients, intended to qualify as incentive stock options for U.S. federal income tax purposes or non-qualified options. The Board or Committee will determine the exercise price of options granted under the Equity Incentive Plan, but except as required by law of a foreign jurisdiction or due to a merger or other corporate transaction, the exercise price of an option may not be less than 100% of the fair market value of the Shares on the date the option is granted, which is defined as the closing sale price on the principal stock exchange on which the Shares are traded. For incentive stock options granted to any participant who owns at least 10% of the voting power of all classes of the Corporation’s underlying Shares, the option award must not have a term longer than five years and must have an exercise price that is at least 110% of the fair market value of the Shares on the date of the grant. No options may be granted for a term longer than 10 years. Options may be exercised as provided in the applicable award agreement. Generally, when a participant is terminated by the Corporation for good cause or voluntarily resigns, outstanding unvested options granted under the Equity Incentive Plan will be forfeited immediately. For other terminations of employment, vested options generally remain exercisable for three months after termination, except they generally remain exercisable for twelve months after death. Specific provisions of a written employment agreement may provide for different treatment. However, an option granted under the Equity Incentive Plan is never exercisable after its term expires. The Equity Incentive Plan also provides for a 10-day extension to the term of awards that expire during a blackout period.
     Share Appreciation Rights
          Share appreciation rights (“SARs”) may be granted in conjunction with a related option, as tandem SARs, or separately as free-standing SARs. SARs generally allow the participant to receive the appreciation on the fair market value of the Shares, which is defined as the closing sale price on the principal stock exchange on which the Shares are traded, between the date of the grant and the exercise date, for the number of Shares with respect to which the SAR is being exercised. Tandem SARs are generally exercisable based on certain terms and conditions of the underlying options, although the Committee may grant tandem SARs with a base price that is higher than the underlying option price. Free-standing SARs are granted with a base price not less than 100% of the fair market value of the Shares on the date of the grant and are subject to terms and conditions as determined by the Board or the Committee. The Board or the Committee may provide that SARs be payable in cash, in Shares, or a combination of both, and subject to any limitations or other conditions as it deems appropriate. SARs may be payable on a deferred basis only to the extent provided for in the participant’s award agreement.
     Restricted Shares
          Restricted share awards are Shares that vest in accordance with restrictions that are determined by the Board or the Committee. The Board or the Committee has the discretion to determine the individuals who will receive a restricted share award, the number of Shares granted, when the Shares will be paid to the participant, whether the participant will have the right to vote the restricted shares or receive dividend amounts, whether the Shares will be issued at the beginning or the end of a restricted period and any other terms and conditions with respect to vesting, deferral, payment options and other award characteristics as it deems appropriate. The Committee may also provide that the participant may be granted a cash award that is payable upon the vesting of the restricted shares. Generally, unless the Board or the Committee decides otherwise, upon a participant’s termination of employment for any reason, restricted shares that have not vested are immediately forfeited to the Corporation. When a participant terminates employment for disability, death, retirement, early retirement or other special circumstances, the Committee may waive the forfeiture requirement and other restrictions on the Shares. Specific provisions of a written employment agreement may provide for different treatment.
     Restricted Share Units
          Restricted share unit awards may consist of grants of rights to receive Shares or the value of Shares or a combination of both, which may vest in installments or on a deferred basis.
     Performance Share Units
          Performance share units are awards of restricted share units that will result in the delivery of Shares or a payment of the value of Shares to a participant only if performance goals established by the Board or the Committee are achieved or the awards otherwise vest. The Board or the Committee will establish, in its discretion, performance goals, which will determine the number of performance share units and the value of Shares, if any, to be paid out to participants. The Board or the Committee will also set time periods during which the performance goals must be met. The performance goals may be based upon the achievement of corporation-wide, divisional or individual goals, or any other basis as determined by the Board or the Committee. The Board or the Committee will determine whether payment for performance share units will be made in cash, Shares or a combination of both. The initial value of performance share units will be established by the Board or the Committee by the date of grant and will be set at an amount equal to the fair market value of the Shares on the date of grant. The Committee may modify the performance goals as necessary to align them with the Corporation’s corporate objectives only if there has been a material change in the Corporation’s business, operations or capital or corporate structure.
     Deferred Share Units
          Deferred share unit awards are awards similar to awards of restricted share units except that such awards may not be redeemed for Shares or for the value of Shares until the participant has ceased to hold all offices, employment and directorships with the Corporation and its affiliates.
     Other Share-Based Awards
          The Board or the Committee may create other forms of awards in addition to the specific awards described in the Equity Incentive Plan which may be granted alone or in tandem with other awards under the Equity Incentive Plan. The Board or the Committee has complete authority to determine the persons to whom and the time or times at which such other share-based awards will be granted, the number of Shares, if any, to be granted, whether the value of the awards will be based on shares or cash, and any other terms and conditions.
     Amendments to and Adjustments of Awards
          In certain circumstances, the Compensation Committee may waive any conditions or rights under, amend or adjust any terms of, or alter, suspend, discontinue, cancel or terminate, any award previously granted, prospectively or retroactively. However, the Compensation Committee’s rights to adjust awards previously granted in a manner that impairs the rights of grantees is subject to the requirement that consent to the adjustment be obtained.

     Effect of a Significant Event
          In the event of a significant event as defined in the Equity Incentive Plan, and unless otherwise provided in an award agreement or a written employment contract between the Corporation and a plan participant, the Board may provide that the successor corporation will assume each award or replace it with a substitute award, or the awards will become exercisable or vested in whole or in part upon written notice, or the awards will be surrendered for a cash payment, or any combination of the foregoing will occur. Upon a significant event, all options granted to members of the Board shall immediately vest. If a participant in the Equity Incentive Plan is entitled to receive payments that would qualify as excess “parachute payments” under Section 280G of the U.S. Internal Revenue Code, those payments may be reduced so that the participant is not subject to the excise tax under Section 4999 of the U.S. Internal Revenue Code if such a reduction would result in the participant’s receiving a greater after-tax payment.
          Under the Equity Incentive Plan, and unless otherwise defined in an award agreement or a written employment agreement between the Corporation and a plan participant which governs (and subject to certain exceptions described in the plan), a significant event means:
•	a person or group of persons (other than Vector Capital and its affiliates) becomes the beneficial owner of securities constituting 50% or more of voting power;

•	50% of the current Board (including any successors approved by 50% of the current Board) cease to constitute 50% of the Board;

•	a merger, consolidation, amalgamation or arrangement (or a similar transaction) involving the Corporation occurs, unless after the event, 50% or more of the voting power of the combined company is beneficially owned by stockholders who owned all of the Shares immediately before the event; or

•	the shareholders approve a plan of complete liquidation or winding-up of the Corporation, or the sale or disposition of all or substantially all of the Corporation’s assets (other than a transfer to an affiliate).
     Transferability
          Awards under the Equity Incentive Plan generally are not transferable other than by will or by the laws of descent of distribution or as expressly permitted by the Board. Except as noted, only the participant may exercise an award.
     Section 162(m) Provisions
          Awards to any participant whom the Committee determines to be a “covered employee” under Section 162(m) of the U.S. Internal Revenue Code may be subject to restrictions, including the establishment of performance goals, as necessary for the award to meet the requirements for performance-based compensation.
     Amendment Provisions
          The Board or a committee appointed by the Board may make any amendments to the Equity Incentive Plan, or to awards granted thereunder, except the following amendments which require shareholder approval:

(i)	amendments to the number of Shares issuable under the Equity Incentive Plan, including an increase to a fixed maximum number of Shares or a change from a fixed maximum number of Shares to a fixed maximum percentage;

(ii)	amendments that increase the length of the period after a blackout period during which options, awards, or any rights pursuant thereto may be exercised;

(iii)	amendments that would reduce the exercise price of an option or that would result in the exercise price for any option being lower than the fair market value of a Share at the time the option is granted, except a reduction in connection with any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution, or other change in the capital of the Corporation affecting the Shares;

(iv)	any amendment expanding the categories of eligible person which would have the potential of broadening or increasing insider participation;

(v)	amendments to termination provisions providing an extension beyond the original expiry date, except a permitted automatic extension of an option expiring during a blackout period;

(vi)	the addition of any other provision which results in participants receiving Shares while no cash consideration is received by the Corporation; and

(vii)	amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange (the “TSX”)).
     Additional Provisions
          The Equity Incentive Plan will automatically terminate in 2016 unless the Corporation elects to terminate it sooner. Subject to applicable law, the Board has the right to amend, suspend or terminate the plan at any time provided that such action does not impair any award previously granted under the Equity Incentive Plan. The Corporation will not be responsible if awards under the Equity Incentive Plan result in penalties to a participant under Section 409A of the U.S. Internal Revenue Code. Amendments to the Equity Incentive Plan will be submitted for shareholder approval to the extent required by the Equity Incentive Plan and applicable law.
     Prior Incentive Plan
          Effective December 1, 2003, the Corporation adopted a share option and phantom unit plan (the “Prior Option Plan”). The Prior Option Plan provided for the grant of units, comprised of stock options and phantom shares to the Corporation’s employees, officers and consultants.
          As of November 30, 2008, there were units with respect to 504,488 Shares outstanding under the Prior Option Plan and there are no separate options or phantom shares outstanding. Each unit consists of a stock option that enables the holder to acquire a fixed number of Shares at a stated exercise price and a phantom share unit in respect of the same number of Shares as the option, with the same stated exercise price. Upon exercise of the stock option portion of the unit, the Corporation will issue Shares to the holder. Upon exercise of the phantom share unit portion of the unit, the Corporation may pay the holder an amount of cash equal to the fair market value of the Shares underlying the phantom share unit, less the exercise price, or the Corporation may deliver Shares with a fair market value equal to such amount of cash. In addition, in the case of a stock option exercise or a phantom share unit exercise, the Corporation may effect a net settlement, in which the Corporation delivers the number of Shares equal in value to the fair market value of the Shares underlying the option, less the exercise price. A holder may not exercise both the stock option component of the unit and the phantom share unit component. When a holder exercises either the stock option component or the phantom share unit component, the other component is no longer exercisable. No additional units, options or phantom share units will be granted under the Prior Option Plan, but the outstanding units granted under the Prior Option Plan will remain outstanding in accordance with their terms.
          Appropriate adjustments will be made under the Prior Option Plan to the number of Shares subject to outstanding awards in the event of any future reorganization, recapitalization, share split, dividend or other change in the Corporation’s capital structure in order to account for the changed circumstances.
Option Grants During the Fiscal Year Ended November 30, 2008 to Named Executive Officers
          The following table sets forth information regarding options for the purchase of Shares granted during the fiscal year ended November 30, 2008 to the Named Executive Officers.

		% of Total Options
	Number of Shares	Granted to	Exercise Price Per	Market Value of
	Underlying Options	Employees in Fiscal	Share	Securities Underlying
Name	Granted	Year(1)	($/Security)	Options(2)	Expiration Date
Kris Hagerman	326,760	33.1	10.87	Nil	May 8, 2018
David Dobson	Nil	n/a	n/a	Nil	n/a
Douglas McCollam	Nil	n/a	n/a	Nil	n/a
Jeff Hastings	40,000	4.1	10.10	Nil	March 6, 2018
Amanda Bedborough	30,000	3.0	10.10	Nil	March 6, 2018
Kevin Thornton	25,000	2.5	10.10	Nil	March 6, 2018

(1)	In fiscal 2008, options were granted representing a total of 987,051 underlying Shares of which 59,000 were designated as restricted share units. None of the above grants were for restricted share units.

(2)	Based on the difference between the exercise price per Share and the closing market price per Share on the NASDAQ Global Market (“NASDAQ”) as at November 30, 2008 of $4.23.
Aggregate Options Exercised During the Fiscal Year Ended November 30, 2008 by Named Executive Officers
          The following table shows the number of options to purchase Shares exercised by the Named Executive Officers during the fiscal year ended November 30, 2008. The value of unexercised in-the-money options of those persons has been based on the closing price of the Shares on the NASDAQ on November 30, 2008.

						Value of Unexercised
			Unexercised Options at			In-the-Money Options as at
	Shares Acquired on	Aggregate Value	November 30, 2008			November 30, 2008(1)
Name	Exercise	Realized	Exercisable	Unexercisable		Exercisable		Unexercisable
Kris Hagerman	Nil	Nil	163,380	163,380		$	Nil	$	Nil
David Dobson	203,357	$1,776,922	13,540	Nil			41,432	Nil
Douglas McCollam	Nil	Nil	97,031	20,887			262,490		6,539
Jeff Hastings	25,000 (2)	240,094	37,500	177,500	(2)	Nil			105,750	(2)

							Value of Unexercised
				Unexercised Options at			In-the-Money Options as at
	Shares Acquired on		Aggregate Value	November 30, 2008			November 30, 2008(1)
Name	Exercise		Realized	Exercisable	Unexercisable		Exercisable	Unexercisable
Amanda Bedborough	5,000	(3)	54,100	78,672	60,270	(1)	225,436	64,276	(3)
Kevin Thornton	Nil		Nil	10,000	55,000		Nil	Nil

(1)	Based on the difference between the exercise price per Share and the closing market price per Share on the NASDAQ as at November 30, 2008, of $4.23

(2)	All of the Shares acquired by Mr. Hastings were through the exercise of restricted share units. As of November 30, 2008, Mr. Hastings has 25,000 unexercisable restricted share units which have a value of $105,750.

(3)	All of the Shares acquired by Ms. Bedborough were through the exercise of restricted share units. As of November 30, 2008, Ms. Bedborough has 15,000 unexercisable restricted share units which have a value of $64,276.
Material Terms and Conditions of Employment Agreements
     Kris Hagerman. In May 2008, the Corporation entered into an employment agreement with Kris Hagerman, its Interim Chief Executive Officer. The Agreement provides that Mr. Hagerman will receive an annual base salary of $600,000 and will be eligible to participate in an annual bonus plan pursuant to which he may earn an annual bonus based on achievement of annual performance objectives, with a target annual bonus of $400,000. Mr. Hagerman’s bonus for the period from May 8, 2008 to November 30, 2008 is to be paid out at the 100% payout level. The agreement also provides that Mr. Hagerman will be eligible to participate in the Equity Incentive Plan as amended from time to time and such other share based incentive plans for the Corporation’s senior executives. Under the Equity Incentive Plan, the Corporation granted Mr. Hagerman options to acquire 326,760 Shares with an exercise price equal to $10.87 (the fair market value of the Shares on the grant date). Mr. Hagerman’s employment agreement runs for a term of one year. Notwithstanding the agreement’s term, Mr. Hagerman’s employment may be terminated at any time by either party, subject to certain notice provisions in the event of termination under certain circumstances.
     David Dobson. In April 2008, David Dobson voluntarily resigned as chief executive officer of the Corporation to accept a senior executive position at another corporation. Mr. Dobson remained with the Corporation until the end of June 2008 where he assisted in the transition and the special committee assigned to evaluate Vector Capital’s purchase proposal at that time. As part of the conditions of fulfilling these duties, Mr. Dobson received accelerated vesting on all his in-the-money options as well as a bonus of CDN$200,000, which was contingent on the approval of the special committee.
     Douglas McCollam. In December 2003, the Corporation entered into an employment agreement with Douglas McCollam, its Chief Financial Officer and a former member of the Board. He currently receives an annual base salary of CDN$260,000 ($209,898 based on the exchange rate in effect as of the close of business on November 30, 2008), with an annual target bonus of 100% of the base salary based on meeting financial targets set by the Board or Compensation Committee. If the Corporation terminates his employment without cause, the Corporation is obligated to pay to him a lump sum of one month of his then current base salary per year of service, up to a maximum of three months.
     Amanda Bedborough. In January 2003, the Corporation entered into an employment agreement with Amanda Bedborough, its Executive Vice President, International Operations. She currently receives an annual base salary of £180,000, with an annual target bonus of £101,296 ($276,786 and $155,763, respectively, based on the exchange rate in effect as of the close of business on November 30, 2008) based on meeting targets set by the Board or Compensation Committee each year. In addition, she may be eligible for a target bonus at the sole discretion of the Board. If the Corporation terminates her employment without cause, the Corporation is obligated to pay to her up to 18 months of her base salary and maintain her benefits for up to 18 months. In the event there is a change of control, and the Corporation terminates Ms. Bedborough’s employment during the period beginning one month before and ending six months after the change of control, she is entitled to receive 18 months written notice. In lieu of notice, the Corporation may elect to pay her up to 18 months of her base salary and maintain her benefits for up to 18 months.
     Jeff Hastings. In March 2009, Jeff Hastings voluntarily resigned as President and General Manager, Digital Media, to pursue other interests. Mr. Hastings is being engaged as a consultant of Vector Capital, the Corporation’s majority shareholder, to identify potential acquisition and partnership opportunities for the Corporation in the digital media space.
     Kevin Thornton. In August 2007, the Corporation entered into an employment agreement with Kevin Thornton, its Senior Vice President, Sales and Marketing, Americas. He currently receives an annual base salary of $264,000 with an annual target bonus of $176,000 based on meeting financial targets set by the Board or Compensation Committee. If the Corporation terminates his employment without cause, the Corporation is obligated to pay to him a lump sum of six month’s base salary plus an annual incentive payment of 100% of the target level, pro-rated for a six month period.
Composition of the Compensation Committee
          The Compensation Committee assists the Board in determining and administering the compensation for the executive officers of the Corporation and its subsidiaries. During fiscal 2008, the Compensation Committee was comprised of three directors: Steven Cohen, Amish Mehta and Alexander Slusky (Chair).
          Other than Amish Mehta and Alexander Slusky, none of the members of the Compensation Committee is an officer, employee or former officer or employee of the Corporation or any of its affiliates. No member of the Compensation Committee is eligible to participate in the Corporation’s executive compensation program.
Key Resource Bonus
     In 2008, the Corporation agreed to award Doug McCollam, Chief Financial Officer, Amanda Bedborough, Executive Vice President, International Operations, and Kevin Thornton, Senior Vice President, Sales and Marketing, Americas with a key resource bonus. The key resource bonus is an acknowledgment of each recipient’s past and anticipated future contributions to the Corporation’s business and is a special bonus, separate from any merit adjustments linked to the annual performance review of either individual. The amount awarded to each of Mr. McCollam, Ms. Bedborough and Mr. Thornton was $100,000, each of which is payable in two installments, 25% of which was paid in March 2009 and the remainder of which will be paid in September 2009. Payment in full of the key resource bonus is dependent on each recipient’s continued employment in good standing with the Corporation. If a recipient’s employment is terminated without cause prior to September 2009, payment of the remainder of the key resource bonus will be prorated based on that recipient’s actual term of employment and will not offset any severance payments. If a recipient resigns or is terminated for cause prior to September 2009, such recipient will not be entitled to any unpaid portion of the key resource bonus.
Report on Executive Compensation
     The Compensation Committee’s executive compensation philosophy is guided by its objective to obtain and retain executives critical to the Corporation’s success and the enhancement of shareholder value. The Corporation entered into employment agreements with certain of its executive officers before its initial public offering in May 2006, prior to which the Corporation did not have a compensation committee. Concurrent with the Corporation’s initial public offering, the Compensation Committee was established to:
•	oversee the Corporation’s compensation and benefits policies generally;

•	oversee and set compensation for the Corporation’s executive officers;

•	evaluate executive officer performance and review the Corporation’s management succession plan; and

•	review compensation related disclosure to be filed or submitted by the Corporation.
     A copy of the Compensation Committee charter is available on the Corporation’s website at http://investor.corel.com/documents.cfm or by contacting the Corporation directly at 1600 Carling Avenue, Ottawa, Ontario, Canada, K1Z 8R7, (613) 728-0826.
     Following the Corporation’s initial public offering, compensation matters relating to the Corporation’s executive officers are approved by the Board upon the recommendation of the Compensation Committee. The Compensation Committee requested that the Corporation’s human resources management engage outside consultation on executive compensation.
     The Compensation Committee’s executive compensation philosophy is intended to provide a competitive level of compensation and to reward individual performance. The Corporation’s executive compensation program is composed of base salary as well as short-term incentives and equity incentive plan rewards (the “incentive plans”). The compensation of the Corporation’s executives is primarily based on the achievement by the Corporation of financial targets and on the achievement by the individual of personal goals and objectives. The Corporation’s equity incentive plans are designed to encourage ownership of the Shares and the Corporation’s long-term growth. The short-term incentives are designed to achieve growth and efficiencies required in the short-term.
     Each Named Executive Officer’s performance and related salary level, annual bonus target and level of participation in the incentive plan is reviewed and approved annually by the Compensation Committee in conjunction with appropriate senior management.
     For the fiscal year ended November 30, 2008, the Compensation Committee recommended awards as short-term incentives equal to approximately 75% of each Named Executive Officer’s base salary. These awards were based on the achievement of certain revenue and profit targets and personal goals and objectives.
     The former Chief Executive Officer’s compensation was determined pursuant to the terms of an employment agreement with him entered into prior to the Corporation’s initial public offering. At that time, the Corporation made a determination as to appropriate compensation of its Chief Executive Officer, as compared with other comparable companies. The Interim Chief Executive Officer’s compensation for the fiscal year ended November 30, 2008 is primarily based upon a base salary plus a bonus based upon the achievement of corporate revenue and earnings targets, as more fully described in his employment agreement.
     No additional benefits or perquisites are provided to members of management that are not available to employees of Corel generally. These currently include vision care, health, long-term disability, dental, group life insurance and a fitness/technology/wellness benefit.
     The Compensation Committee intends to continually evaluate the compensation of its executive officers based on the compensation objectives as fully described in the Compensation Committee charter.
Report Presented by:
Steven Cohen
Amish Mehta
Alexander Slusky (Chair)
PERFORMANCE GRAPHS
As of November 30, 2008, the following graphs show the total cumulative return on a $100 investment on May 2, 2006 in the Shares of Corel Corporation with the cumulative total return of the S&P/TSX Composite Index, the Nasdaq Composite Index and the Nasdaq 100 Technology Sector Index, for the period commencing on May 2, 2006 and ending on November 30, 2008, assuming reinvestment of all dividends.

INDEBTEDNESS
          None of the current or former directors or executive officers of the Corporation or its subsidiary entities, nor any known associate of such director or executive officer, is, or has been at any time during the past fiscal year, indebted to the Corporation, its subsidiary entities, associates or affiliates. None of such persons’ indebtedness to another entity is, or has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement, undertaking or understanding provided by the Corporation, its subsidiary entities, associates or affiliates.

SECURITY-BASED COMPENSATION ARRANGEMENTS
          The following table sets forth certain information relating to the Corporation’s equity compensation plans as at November 30, 2008.

					Number of
		Number of Shares			Securities
		to be Issued		Weighted-Average	Remaining for
		Upon Exercise		Exercise Price	Future Issuance
		of Outstanding		of Outstanding	Under Equity
Plan Category	Name of Plan	Options		Options	Compensation Plans

Equity compensation plans approved by shareholders	2003 Share Option and Phantom Unit Plan	504,499		$2.61	—

	2006 Equity
	Incentive Plan	2,890,531	(1)	$11.37	3,358,974

Equity compensation plans not approved by shareholders	—	—		—	—

Total:		3,395,030		$10.07	3,358,974

(1)	Included in this balance are options granted by InterVideo to its employees prior to the acquisition of InterVideo by the Corporation, which options, upon exercise, are convertible into 300,103 Shares.
AUDIT COMMITTEE
          Information regarding the Corporation’s Audit Committee can be found in the Corporation’s annual report on Form 10-K (the “10-K”) for the financial year ended November 30, 2008. A copy of the 10-K can be obtained by contacting the Corporation at 1600 Carling Avenue, Ottawa, Ontario, K1Z 8R7 or is also available electronically on the Corporation’s website at http://investor.corel.com/SEC.cfm or under its SEDAR profile at www.sedar.com.
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
          The Board and senior management consider good corporate governance practices to be an important factor in the overall success of the Corporation. The Corporation’s corporate governance practices are set out below.
Board of Directors
          The Board is composed of five members, a majority of whom are independent. A director is considered to be independent if he or she meets the conditions of section 1.4 of National Instrument 52-110 — Audit Committees (“NI 52-110”). The Board has determined that, at the time of printing of this Information Circular, three directors (Messrs. Ciporin, Cohen and Giffen) are considered to be independent within the meaning of NI 52-110, as they are free from any interest or relationship with the Corporation, that could, or could reasonably be perceived to, materially interfere with their ability to act with a view to the best interests of the Corporation. Messrs. Mehta and Slusky are not considered to be independent, as they are partners of the Corporation’s majority shareholder.
          The Board acts in accordance with its written mandate which requires, amongst other things, that the Board shall act in an ethical and legal manner in pursuit of maximizing the Corporation’s wealth and well-being through thoughtful, independent business decisions. The Chairman of the Board,

Alexander Slusky, is not considered to be an independent director. As of the date of this Information Circular, the Board has not established specific procedures to provide leadership for its independent directors.
          The following people who are nominated to be directors are also directors of other reporting issuers or public companies:
•	Mr. Daniel T. Ciporin is a director of Primedia, which is listed on the New York Stock Exchange.

•	Mr. Steven Cohen is a director and chairman of the compensation committee of Pele Mountain Resources Inc., a junior exploration company listed on the TSX Venture Exchange.

•	Mr. Barry A. Tissenbaum is a director, audit committee chairman and compensation committee member of Universal Energy Group Ltd., which is listed on the TSX, and of Medworxx Solutions Inc., which is listed on TSX Venture Exchange; and he is a director, audit committee member and compensation committee member of Northstar Healthcare Inc., which is listed on the TSX.
          For the purpose of performing its duties, the Board holds regular meetings on a quarterly basis as well as special meetings between the regular meetings when certain matters require approval and it is deemed not prudent nor possible to wait for the next regular meeting. During the 2008 fiscal year, the Board held twenty-four (24) meetings. The Board meets independently of management at the conclusion of every regularly scheduled Board meeting. Ten (10) such private sessions were held in fiscal year 2008. The independent members of the Board also hold meetings at which non-independent members of the Board and members of management do not attend. Thirty-eight (38) such private sessions were held in fiscal year 2008. Detailed attendance information is provided in the following table:

Nominating and
Corporate
		Audit	Compensation	Governance
	Director	Committee	Committee	Committee
Name of	Meetings	Meetings	Meetings	Meetings
Director	Attended	Attended(1)	Attended	Attended
David Dobson(1)	5 of 7	—	—	0 of 0
Daniel Ciporin	21 of 24	4 of 6	—	—
Steven Cohen	23 of 24	6 of 6	2 of 2	—
J. Ian Giffen	24 of 24	5 of 6	—	0 of 0
Amish Mehta	22 of 24	—	2 of 2	—
Alexander Slusky	16 of 24	—	2 of 2	0 of 0

(1)	David Dobson resigned from the Board effective June 30, 2008. Director meeting attendances are based upon the meetings held during the period that he was a member of the Board.

Mandate of the Board of Directors
          The Board’s main responsibility is to oversee the conduct of the Corporation’s business with a view to determining, on a regular basis, the effective management of resources, in accordance with its powers. This responsibility is discharged directly and through delegation of specific responsibilities to the Board committees and the officers of the Corporation, all as more particularly described in the board mandate (the “Board Mandate”) adopted by the Board which is attached as Schedule A to this Information Circular. As set out in the Board Mandate, the Board has established three committees to assist with its responsibilities: the Audit Committee, the Compensation Committee and the Nominating Committee. Each committee has its own mandate.
          The Board believes that the mandates that it has adopted for its standing committees and the active role that it plays in the Corporation’s general corporate governance contribute to the overall success of the Corporation.
          The Board further believes that the size and composition of the Board and its standing committees are appropriate for the Corporation’s situation and enables the Board to operate effectively as a decision-making body.
          The principal duties and responsibilities of the Audit Committee are to assist the Board in its oversight of: (i) the integrity of the Corporation’s financial statements; (ii) the Corporation’s compliance with legal and regulatory matters; (iii) the Corporation’s independent registered public accounting firm’s qualifications and independence; and (iv) the performance of the Corporation’s internal audit function and independent registered public accounting firm.
          The Audit Committee is also responsible for: (i) compensating, retaining and overseeing the work of the Corporation’s independent registered public accounting firm; (ii) establishing procedures for receipt and treatment of complaints on accounting and other related matters and submission of confidential employee concerns regarding questionable accounting or auditing matters; and (iii) pre-approving any non-audit services by the Corporation’s independent registered public accounting firm.
          The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. The Audit Committee also acts as a qualified legal compliance committee.
          The primary purpose of the Compensation Committee is to: (i) review and approve goals and objectives relating to the compensation of the Corporation’s Chief Executive Officer and, based upon a performance evaluation, to determine and approve the compensation of the Chief Executive Officer; (ii) to make recommendations to the Board on the compensation of other executive officers and on incentive compensation and equity-based plans; and (iii) to produce reports on executive compensation to be included in the Corporation’s public filings to the extent required by applicable securities laws or listing requirements.
          The primary purpose of the Nominating Committee is to: (i) identify the competencies and skills criteria for Board membership, identify individuals qualified to become Board members, and recommend to the Board director nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings, (ii) oversee the evaluation of the Board and its committees, (iii) consider the size, composition and structure of the Board and its committees, (iv) oversee orientation and continuing education for directors, (v) direct the Corporation’s overall approach to corporate governance,

(vi) oversee and set compensation for the Corporation’s directors, and (vii) develop and recommend to the Board the corporate governance guidelines and code of business conduct and ethics for the Corporation.
          The Board explicitly assumes responsibility for the stewardship of the Corporation by discussing and reviewing with senior management the corporate strategy, the business plan and operating and capital budgets of the Corporation. In addition to matters which by law require Board approval, the Board retains responsibility for significant changes in the Corporation’s activities. All important decisions relating, among other things, to corporate status, capital, financing, securities, distributions, investments, acquisitions or disposals of assets, strategic alliances, plans and budgets are subject to Board approval.
          The Board, through its Audit Committee and in consultation with senior management, is responsible for identifying the major financial and operating risks associated with the Corporation’s activities and for ensuring that the Corporation’s various policies and practices allowing such risks to be managed are applied.
Position Descriptions
          The Board has not finalized the written position descriptions for chairperson of the Board, the respective chairpersons of each of the Board’s standing committees and the Chief Executive Officer of the Corporation. Currently, the chairperson of the Board and the chairpersons of the various Board committees act in accordance with the board mandate and the respective standing committee charters. The Chief Executive Officer acts in accordance with his employment agreement.
Orientation and Education
          New directors are provided with the appropriate documentation relating to the commercial activities and internal structure of the Corporation. Periodic reports are provided to all directors concerning the Corporation’s commercial activities and strategic plan. The meetings that the new directors attend, as well as discussions with other directors and members of management, allow new directors to quickly familiarize themselves with the Corporation’s business operations. Furthermore, new directors are informed of all of the Corporation’s policies including the Corporation’s disclosure policy and the Corporation’s policy regarding insider trading. The Corporation encourages its directors to participate in the activities that are related to their duties as a director of the Corporation.
Code of Business Conduct and Ethics
          The Board acknowledges the responsibility of overseeing the competent and ethical operation of the Corporation. To ensure that directors exercise independent judgment when analyzing operations and contracts in respect of which a director or senior officer has a material interest, these transactions are reviewed and approved by independent directors. The Board has established a Code of Business Conduct and Ethics (the “Code of Ethics”) that has been distributed to all the Corporation’s directors, senior officers and employees, who are required to acknowledge its terms each year. A copy of the Code of Ethics can be obtained by contacting the Corporation at 1600 Carling Avenue, Ottawa, Ontario, K1Z 8R7 or is also available electronically on the Corporation’s website at http://investor.corel.com/SEC.cfm.
          The Board has adopted a Corporate Disclosure Policy that states the guidelines for the Corporation’s disclosure practices. Based on this policy, a disclosure policy committee is charged with overseeing the contents of the Corporation’s main communications with its shareholders and investing public.

          The Corporation’s Audit Committee has established a whistle blowing policy that defines the procedures for (i) receiving, filing and processing complaints received by the Corporation regarding accounting, internal accounting controls and auditing and (ii) ensuring the confidentiality and anonymous communications issued by staff members regarding accounting and auditing matters. The policy has been issued to all the Corporation’s directors, senior officers and employees.
Selection of Board Candidates
          The Nominating Committee is responsible for (i) developing and reviewing criteria for selecting directors for the Board, (ii) identifying nominees eligible to become Board members and (iii) recommending to the Board a list of nominees for the election or re-election of a director. See “–Mandate of the Board of Directors” for a description of the Nominating Committee’s mandate. While the Nominating Committee is not comprised entirely of independent directors, the committee, at all times, exercises independent judgment in carrying out its responsibilities, including through the use of outside search firms.
Compensation
          The Compensation Committee is responsible for periodically examining the compensation of the Corporation’s directors. In order to make its recommendation to the Board regarding the directors’ compensation, the Compensation Committee takes into account the time dedicated to the Corporation by the directors, comparable costs, risks and responsibilities of the directors in performing their duties on the Board or standing committees. The mandate of the Compensation Committee is described under “–Mandate of the Board of Directors.” See the section entitled “Compensation of Directors and Executive Officers” in this Information Circular for the Compensation Committee report on executive compensation. While the Compensation Committee is not comprised entirely of independent directors, the committee, at all times, exercises independent judgment in carrying out its responsibilities, including, in appropriate circumstances, through the use of external consultants and benchmarks.
Assessments
          The mandate of the Nominating Committee provides that the committee is responsible for assessing the composition of the Board, the effectiveness of the Board and its committees and the contribution of individual directors. The objective of these assessments is to ensure the continuous efficiency of the Board and its committees in performing their duties and to promote continuous improvement. Along with any issue that it deems significant, during the assessment of the Board or a committee, the Nominating Committee takes into account the mandate or applicable rules, and during the assessment of each director, it takes into account the applicable position descriptions as well as the skills and abilities that each director should in principle contribute to the Board.
INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Relationship with Vector Capital
          In connection with certain transaction advisory work performed on the Corporation’s behalf, the Corporation paid Vector Capital transaction fees and reimbursements for expenses of approximately $429,000 in fiscal 2008. Payments to Vector Capital made in fiscal 2008 were made pursuant to the Expense Reimbursement Agreement (incorporated by reference as exhibit 10.12 to the Corporation’s Registration Statement on Form F-1 filed April 4, 2006).

Strategic Initiative
          On March 28, 2008, the Corporation received an unsolicited proposal from Corel Holdings, L.P. (“CHLP”) (which is controlled by an affiliate of Vector Capital), the holder of approximately 69% of the Corporation’s outstanding Shares. CHLP proposed to make an offer to acquire all of the Corporation’ outstanding Shares not currently held by CHLP at a price of $11.00 cash per share. CHLP indicated that any such offer would be conditional upon, among other things, satisfactory confirmatory due diligence and the Corporation’s existing credit facility remaining in place following the consummation of any transaction. The Board formed a Special Committee of the Board, which assisted it in evaluating and responding to the CHLP proposal. In addition, the Special Committee undertook a process to evaluate other strategic alternatives to maximize value for all shareholders.
          On August 18, 2008, the Corporation announced that CHLP had informed the Corporation that CHLP withdrew its proposal to facilitate pursuit by the Corporation of other alternatives for maximizing value for all shareholders. In light of the withdrawal of the CHLP Proposal and the Board’s desire to oversee the evaluation of the potential strategic alternatives directly, the Board unanimously determined that there was no longer a need for the Special Committee. On August 20, 2008, the Corporation announced that it was in discussions with a third party regarding a potential sale of the Corporation. The Corporation further stated that no agreement had been reached and there could be no assurance that such an agreement would be reached or, if completed, what its terms, price or timing might be. On October 22, 2008, the Corporation announced that discussions with a third party regarding a potential sale of the Corporation had ceased, and there were no longer any negotiations concerning a future acquisition of the Corporation.
SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING
          The Canada Business Corporations Act permits certain eligible shareholders of the Corporation to submit shareholder proposals to the Corporation, which proposals may be included in a management proxy circular relating to an annual meeting of shareholders. The final date by which the Corporation must receive shareholder proposals for the annual meeting of shareholders to be held in 2010 is December 31, 2009.
ADDITIONAL INFORMATION
          Financial information for the fiscal year ended November 30, 2008, is provided in the Corporation’s comparative financial statements and management’s discussion and analysis (“MD&A”) which are included in the Corporation’s 10-K. Shareholders who wish to be added to the mailing list for the annual and interim financial statements and MD&A should contact the Corporation at 1600 Carling Avenue, Ottawa, Ontario, K1Z 8R7.
          The Corporation’s 2008 Annual Report (including the financial statements and MD&A), its annual information form by way of an Annual Report on Form 10-K and other additional information relating to the Corporation is also available electronically under the Corporation’s SEDAR profile at www.sedar.com.

DIRECTORS’ APPROVAL
          The contents of this Information Circular and its sending to shareholders of the Corporation have been approved by the directors of the Corporation.

DATED at Ottawa, Ontario this 31st day of March, 2009. By Order of the Board of Directors
By:	(signed) “Alexander Slusky”
Director

SCHEDULE A
Mandate of the Board of Directors
1. Purpose
The purpose of this Mandate is to clarify and to define the boundaries between the roles and responsibilities of management and the Board of Directors of the Company (the “Board”). The Board explicitly assumes responsibility for the stewardship of the Company.
2. Principal Duties of the Board
a.	General

The fundamental responsibility of the Board is to manage the affairs of the Company. The Board must be fully informed of the Company’s affairs, be actively engaged in the development of the Company’s strategic direction and must supervise how that direction is conducted by management. In doing so, the Board is responsible to appoint a competent executive management team. The Board will oversee and monitor the management of the business of the Company by that team.

The Company will maximize its wealth and well-being through thoughtful, independent business decisions. Through an appropriate system of corporate governance and financial controls, the Board will ensure fair financial reporting to the public, as well as ethical and legal corporate conduct. To ensure that the decisions and actions of management serve the interests of the Company, the Board will carry out its Mandate through the following committees of the Board: the Audit Committee, the Compensation Committee and Corporate Governance and Nominating Committee. The Board may also appoint other committees from time to time.

b.	Satisfy Itself as to the Integrity of Management

The Board will satisfy itself as to the integrity of the chief executive officer (“CEO”) and senior management of the Company through monitoring compliance with the Company’s Governance Guidelines, Code of Business Conduct and Ethics (the “Code”) and its Whistleblower Policy. The Board will satisfy itself that the CEO and senior management create a culture of integrity throughout the organization by overseeing and monitoring management to ensure a culture of integrity is maintained.

c.	Adoption of a Strategic Planning Process
•	The Board will adopt a strategic planning process and review and approve annually a corporate strategic plan for the operating subsidiaries of the Company which takes into account, among other things, industry and other trends, product strategies, new product developments, major new business, capital expenditures, specific problem areas, action plans, and the opportunities and risks of the business.

•	The Board will review operating and financial performance results relative to established strategy, budgets and objectives.

•	The Board will monitor the progress of the Company against the goals addressed in the strategic plan.

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d.	Identification of Principal Risks and Implementing Managing Systems
•	The Board will identify and review with management the principal business risks to the Company. The Board will ensure that appropriate procedures are implemented to monitor and mitigate those risks.

•	The Board will ensure that effective systems are in place to monitor the integrity of the Company’s internal controls and management information systems.

•	The Board will confirm that management processes are in place to address and comply with applicable corporate, securities and other compliance matters, as well as with applicable laws and regulations.

•	The Board will confirm and monitor that processes are in place to comply with the Company’s by-laws, Governance Guidelines, Code of Business Conduct and Ethics and Whistleblower Policy.
e.	Communications Policy
•	The Board will confirm that management has established a system for corporate communications to shareholders and the public, including processes for consistent, transparent and timely public shareholders and the public, including processes for consistent, transparent and timely public disclosure.
3. Board’s Expectation of Management
The Board expects management to act in the best interests of the Company. To this end, management will uphold the highest standards of ethical behavior, expressed by the values set out in the Company’s Code of Business Conduct and Ethics and, and will create a culture of integrity throughout the Company. Management is expected to strive to enhance the financial value and the long term sustainability of the Company.
January 19, 2006

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